Exhibit 99.B(d)(2)

Amended and Restated Schedule dated September 17, 2009 to the

Investment Advisory Agreement

dated December 16, 1994 between

SEI Institutional International Trust

(formerly, SEI International Trust)

and

SEI Investments Management Corporation

(formerly, SEI Financial Management Corporation)

This Schedule supersedes the Schedule to the Investment Advisory Agreement between SEI Institutional International Trust and SEI Financial Management Corporation (now SEI Investments Management Corporation) dated December 16, 1994.

Pursuant to Article 4, the Trust shall pay the Adviser compensation at an annual rate as follows:

Emerging Markets Equity Fund	1.05%
International Equity Fund	0.505%
Emerging Markets Debt Fund	0.85%
Tax-Managed International Equity Fund	0.51%
International Fixed Income Fund	0.30%

SEI Institutional International Trust		SEI Investments Management Corporation

By:	/s/ David F. McCann	By:	/s/ Aaron C. Buser

Name:	David F. McCann	Name:	Aaron C. Buser

Title:	Vice President	Title:	Vice President